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MARTIN J. BRILL (State Bar No. 53220)
DOUGLAS D. KAPPLER (State Bar No. 48979)
ROBINSON, DIAMANT, BRILL & KLAUSNER
A Professional Corporation
1888 Century Park East, Suite 1500
Los Angeles, California 90067
Telephone:  (310) 277-7400
Telecopier: (310) 277-7584

Attorneys for Debtors

                         UNITED STATES BANKRUPTCY COURT

                         CENTRAL DISTRICT OF CALIFORNIA

In re

AMERICAN BLOOD INSTITUTE, INC., a Delaware corporation; AVRE, INC., a Nevada corporation; and BINARY ASSOCIATES, INC., a Colorado corporation,

                                                        Debtors.

 Bk. No. LA 94-11730-AA

 Chapter 11

(Joint Administration of Case Nos. LA 94-11730-AA, LA 94-11736-AA, and LA 94-11738-AA)

ORDER CONFIRMING THIRD AMENDED JOINT PLAN OF REORGANIZATION OF AMERICAN BLOOD INSTITUTE, INC., AVRE, INC. AND BINARY ASSOCIATES, INC.

Date:  January 24, 1996
Time:  10:30 a.m.
Place: Courtroom "1375"
       Roybal Federal Building
       255 E. Temple Street
       Los Angeles, CA 90012




          The hearing on confirmation of the Third Amended Joint Plan of Reorganization ("Joint Plan") filed by American Blood Institute, Inc. ("ABI"), AVRE, Inc. ( AVRE"), Binary Associates, Inc. ("Binary") (collectively, "Debtors") came on regularly for hearing after due and proper notice on January 24, 1996 at 10:30 a.m., the Honorable Alan Ahart, United States Bankruptcy Judge presiding. The Debtors appeared through their counsel of record

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Robinson, Diamant, Brill & Klausner, A Professional Corporation by Martin J.
Brill.  Other appearances were made as reflected on the record.

          Based upon the pleadings and records on file in this case, the amendments to the Joint Plan, the settlement with CVD Financial Corporation ("CVD") previously approved by the Court, the arguments of counsel and other evidence presented at the hearing, the Court finds as follows:

          1. Notice of the confirmation hearing was appropriate under Bankruptcy Code section 102, Federal Rule of Bankruptcy Procedure 2002, and the order approving the Disclosure Statement regarding the Joint Plan;

          2.   This matter is a core proceeding under 28 U.S.C. Section 157;

          3. The Joint Plan was filed on November 27, 1995, and copies of the Joint Plan, Disclosure Statement, notice of hearing to consider confirmation, and ballots were transmitted to all creditors, equity security holders of the Debtors and other parties in interest on December 8, 1995 in accordance with the Order approving the Disclosure Statement;

          4. The Joint Plan was modified by Amendment to Third Amended Joint Plan of Reorganization of American Blood Institute, Inc., AVRE, Inc., and Binary Associates, Inc. filed on January 3, 1996 (the "First Amendment");

          5. The Joint Plan was further modified by Second Amendment to Third Amended Joint Plan of Reorganization of American Blood Institute, Inc., AVRE, Inc., and Binary

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Associates, Inc. filed on January 19, 1996 (the "Second Amendment");

           6. The Debtors have solicited consents to the Joint Plan consistent with Bankruptcy Code section 1125, Federal Rule of Bankruptcy Procedure 2002 and this Court's order approving the Disclosure Statement regarding the Joint Plan;

           7. The Joint Plan complies with all the requirements of Bankruptcy Code section 1129;

           8. The Debtors have complied with all of the provisions of Title 11 of the United States Code;

           9. The Joint Plan complies with all of the provisions of Title 11 of the United States Code;

           10. The Joint Plan has been proposed by the Debtors in good faith and not by any means forbidden by law;

           11. The Joint Plan has been accepted in writing by all creditors and equity security holders whose acceptances are required by law;

           12. At least one class of claims that is impaired under the Joint Plan has accepted the Joint Plan, determined without including any acceptance of the Joint Plan by any insider;

           13. Each holder of a Claim or Interest has accepted the Joint Plan or will receive or retain under the Joint Plan property of a value, as of the Effective Date of the Joint Plan, that is not less than the amount that such holder would receive or retain if the Debtors' assets were liquidated under chapter 7 of the Bankruptcy Code on that date;

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           14.  The Joint Plan does not discriminate unfairly and is fair and equitable with respect to each class of Claims or Interests that is impaired under the Joint Plan;

           15. All payments made or promised by the Debtors for services or costs and expenses in, or in connection with the Joint Plan and incident to this chapter 11 case, have been fully disclosed to the Court and are reasonable, or, if to be fixed after confirmation of the Joint Plan will be subject to the approval of the Court;

           16. The identities, qualifications, and affiliations of the persons who are to be directors or officers of the Debtors after the Effective Date have been fully disclosed, and the appointment of such persons to such offices, or their continuance therein, is equitable and consistent with the interest of creditors and equity security holders and with public policies;

           17. Confirmation of the Joint Plan is not likely to be followed by any liquidation, or the need for further financial reorganization, of the Debtors; and

           18.  The Joint Plan complies with the requirements of Bankruptcy Code section 1123.

           NOW, THEREFORE, for the foregoing reasons and good cause, it is hereby

           ORDERED that:

           A. The Joint Plan as modified by the First Amendment and the Second Amendment is hereby confirmed pursuant to Bankruptcy Code section 1129(a);

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          B.   The Debtors are authorized to take all steps and to enter into any transaction reasonably necessary to implement the Joint Plan;

          C. In accordance with Bankruptcy Code section 1141(a), the provisions of the Joint Plan shall bind the Debtors, any entity acquiring property under the Joint Plan, and any creditor or equity security holder, whether or not the Claim or Interest of such creditor or equity security holder is impaired under the Joint Plan and whether or not such creditor or equity security holder has accepted the Joint Plan;

          D. The Debtors may apply for a discharge in accordance with and to the fullest extent allowed by Bankruptcy Code section 1141 once the initial distribution of the cash and securities has been made to creditors holding uncontested Claims;

          E. Pursuant to Article IX of the Joint Plan, the Debtors assume the following executory contracts:

               1.   Leases of real property for the following locations:

                    a.   611 North Las Vegas Boulevard, Las Vegas, Nevada;

                    b.   1174 Fort Campbell Boulevard, Clarksville, Tennessee;

                    c.   129 and 141 North Spruce, Colorado Springs, Colorado;
and

                    d.   411 and 413 West 4th Street, Pueblo, Colorado.

               2. Contracts for sale of source plasma with Alpha Therapeutics, Inc.

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          F.   In accordance with Article IX of the Joint Plan, each
executory contract or unexpired lease of the Debtors that is or was not assumed by order of the Bankruptcy Court and that is not assumed by the Debtors pursuant to Article IX of the Joint Plan, is rejected. Within thirty
(30) days following entry of this Order, the holder of any Claim arising from rejection of an executory contract or unexpired lease shall file with the Clerk and serve upon the Debtors and its counsel a proof of claim for damages resulting from rejection or be barred from asserting such Claim or receiving any dividend or payment on account of such Claim;

          G. All applications for final compensation of professional persons for services rendered and for reimbursement of expenses incurred on or before the Effective Date (including, without limitation, any compensation requested by any professional or other entity for making a substantial contribution to these cases), and all other requests for payment of administrative costs and expenses incurred before the Effective Date, shall be filed no later than 60 days after the Effective Date unless otherwise extended by the Court. Holders of Administrative Claims who fail to timely file such requests shall be barred from asserting such Claims against the Debtors;

          H. The Court shall retain jurisdiction as provided in the Joint Plan and in accordance with the Joint Plan and applicable law;

          I. All securities of Reorganized ABI to be issued in accordance with the Plan to creditors or equity interest holders will not be registered under the Securities Act of 1933, as

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amended, or under any state or local securities laws and will be issued under an exemption from registration provided by section 1145 of the Bankruptcy Code (11 U.S.C. Section 1145);

          J. The Reorganized Debtors are authorized to enter into the employment agreements with Jerry L. Burdick and Brian Olson attached to the Disclosure Statement as Exhibit "C", which agreements are approved and made binding upon the Reorganized Debtors;

          R. On the Effective Date, the rights afforded in the Joint Plan, and the treatment of all Claims and Interests therein, shall be in exchange for, and in complete satisfaction, discharge and release of all Claims, including without limitation, all Administrative Claims, Secured Claims, Priority Tax Claims, other Priority Claims and Unsecured Claims, including any interest accrued on such Claims from and after the Petition Date, against the Debtors;

          L. Except as to those Claims and Interests which are assumed, preserved or treated under the Joint Plan, on the Effective Date, all persons shall be permanently enjoined by Bankruptcy Code section 524 from asserting against the Debtors, their successors or their assets or properties, any other or future Claims, Administrative Claims, or Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date;

          M. Subject to paragraphs 1.11.10, 1.11.11 and 4.7(a), (c) and (d) of the Amended and Restated Loan Agreement ("the Loan Agreement"), and analogous provisions of the Security Agreement, both incorporated into the Joint Plan through the Second

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Amendment, and excepting the Vacant Parcels as defined in the Loan Agreement and
Security Agreement, this Order shall provide CVD with a valid and perfected first priority security interest in all of the collateral defined in the Loan Agreement and Security Agreement ("the Collateral"), including without limitation all now owned or hereafter acquired Accounts, Chattel Paper, Contracts, Equipment, Fixtures, General Intangibles, Goods, Instruments, Inventory and Proceeds of each of the Reorganized Debtors as those terms are used in the California Commercial Code and all of ABI's shares of stock in AVRE and Binary;

          N. This Order shall supersede the perfection requirements of any state law such that CVD will have no obligation to record any documents with any state or county office or take any other steps to perfect CVD's liens and security interests in the Collateral;

          0. Within 120 days of the entry of this Order, the Debtors shall file a status report ("Report") explaining what progress has been made toward consummation of the confirmed Plan. The initial Report must be served on the United States Trustee, the twenty largest unsecured creditors, and those parties who have requested special notice. Further Reports shall be filed every 180 days thereafter and served on the same entities, unless otherwise ordered by the Court; and

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          P.   The Debtors shall serve a copy of this Order upon all interested parties upon entry of this Order by the Clerk of the Court.


DATED:  JAN 24 1996
                                                              ALAN M. AHART
                                               ---------------------------------
                                                            ALAN AHART
                                                  United States Bankruptcy Judge


PRESENTED BY:

ROBINSON, DIAMANT, BRILL & KLAUSNER
A Professional Corporation

By:   /s/ Martin J. Brill
   ----------------------------------
          MARTIN J. BRILL
      Attorneys for Debtors


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                                     UNITED STATES BANKRUPTCY COURT
                                     CENTRAL DISTRICT OF CALIFORNIA
--------------------------------------------------------------------------------

                            255 East Temple Street, Los Angeles, CA 90012

                       NOTICE OF ORDER CONFIRMING CHAPTER 11 PLAN

DEBTOR(S) INFORMATION: AMERICAN BLOOD INSTITUTE, INC.
BANKRUPTCY NO. LA94-11730-AA
SSN:
EIN: 95-4343492                                       CHAPTER 11

SSN:

1875 CENTURY PK E STE 2130
LOS ANGELES, CA 90067
--------------------------------------------------------------------------------

Notice is hereby given of the entry of an order of this Court confirming a Plan of Reorganization. A copy of the order and the plan itself are contained in the Court file located at the address listed herein.

ORDER CONFIRMING THIRD AMENDED JOINT PLAN OF REORGANIZATION OF DEBTORS.


                                                               For The Court,

                                                               JON D. CERETTO
                                                               Clerk of Court

Dated: January 24, 1996